CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the Cornerstone Total Return Fund, Inc. and to the use of our report dated February 19, 2013 on the financial statement of the Cornerstone Total Return Fund, Inc.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 12, 2013